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                                                                   EXHIBIT 99.1

                      [BERKSHIRE HILLS BANCORP LETTERHEAD]

            BERKSHIRE HILLS ANNUAL MEETING HIGHLIGHTS RECORD RESULTS
                   FIVE DIRECTORS ELECTED TO THREE-YEAR TERMS


PITTSFIELD, MA - May 16, 2008 - Berkshire Hills Bancorp (BHLB) held its Annual Meeting of Stockholders on May 15, 2008 at the Crowne Plaza Hotel in Pittsfield, Massachusetts. Berkshire is the holding company for Berkshire Bank - AMERICA'S MOST EXCITING BANK(SM).

President and Chief Executive Officer Michael P. Daly chaired the meeting. He presented highlights for 2007 including:

o RECORD EARNINGS IN 2007, GROWING BY MORE THAN 20%, WITH SIMILAR RESULTS IN THE FIRST QUARTER OF 2008
o CONSERVATIVE LOAN UNDERWRITING AND SOUND ASSET QUALITY
o EXPANSION INTO VERMONT WITH THE ACQUISITION OF FACTORY POINT BANCORP
o EXPANSION IN NEW YORK, WITH FOUR NEW BRANCHES OPENED IN THE ALBANY AREA IN 2007, BRINGING THE TOTAL TO TEN BRANCHES IN THE CAPITAL REGION.
o INSURANCE REVENUES MORE THAN TRIPLING TO BECOME THE LARGEST SOURCE OF FEE
  INCOME
o BRANDING OF BERKSHIRE BANK AS AMERICA'S MOST EXCITING BANK(SM)

Mr. Daly noted that the second quarter dividend payment was 14% higher in 2008 than in the previous year. He also showed that Berkshire's total return stock performance in 2007 was better than the industry average. He concluded the meeting with praise for the commitment and energy of all associates in the Berkshire family for producing exceptional results in a challenging environment in 2007. A copy of Mr. Daly's slide presentation will be available in the Investor Relations section under the Presentations link at www.berkshirebank.com.

The business agenda for the Annual Meeting included the election of directors, approval of the Amended and Restated 2003 Equity Compensation Plan, and ratification of Wolf & Company P.C. as the independent registered public accounting firm for 2008. Voting results followed the Board's recommendations on all items. The following five directors were elected for three-year terms ending in 2011:

MICHAEL P. DALY - Mr. Daly is President and Chief Executive Officer of the Company and the Bank.

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DAVID B. FARRELL - Mr. Farrell served as President and Chief Executive Officer of Bob's Stores from 1999 until his retirement in 2008. Bob's Stores is a subsidiary of The TJX Companies, operating 36 apparel superstores in the northeastern U.S.

SUSAN M. HILL - Ms. Hill is President of Hill & Thompson, P.C., a Vermont-based certified public accounting firm serving the hospitality industry throughout New England.

CORNELIUS D. MAHONEY - Mr. Mahoney served as President and Chief Executive Officer of Woronoco Bancorp, which was acquired by Berkshire in 2005 and became Berkshire's Pioneer Valley region. Mr. Mahoney is a former Chairman of America's Community Bankers and the Massachusetts Bankers Association.

CATHERINE B. MILLER - Ms. Miller was a Vice President and an owner of Wheeler & Taylor, Inc., an insurance agency with offices in Berkshire County. She previously held administrative and faculty appointments in higher education, including the State University of New York in Albany.

Berkshire Hills Bancorp is a regional financial services company with $2.5 billion in assets. Headquartered in Pittsfield, Massachusetts, it is the parent of Berkshire Bank - AMERICA'S MOST EXCITING BANK(SM). Through its subsidiaries, Berkshire provides business and consumer banking, insurance, and wealth management services through 48 banking and insurance offices in Western Massachusetts, Northeastern New York, and Southern Vermont. For more information, visit www.berkshirebank.com or call 800-773-5601.

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CONTACT
-------

David H. Gonci
Corporate Finance Officer
413-281-1973


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